UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 25, 2006
(Date of earliest event reported)

eResearchTechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 South 17th Street, Philadelphia, PA		19103

(Address of principal executive offices)		(Zip Code)

215-972-0420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 25, 2006, the Company’s Board of Directors approved the appointment of Richard A. Baron to serve as the Company’s Executive Vice President and Chief Financial Officer effective May 17, 2006. Mr. Baron will be entitled to an annualized salary of $260,000, an annualized bonus opportunity of $130,000, an annualized car allowance of $9,240 and 75,000 stock options.

The Board of Directors’ approval of Mr. Baron’s appointment was, among other factors, based on the Compensation Committee’s approval and recommendation to the Board of Directors of Mr. Baron’s annualized salary, annualized bonus opportunity, annualized car allowance and stock option award. The bonus opportunity will be earned pursuant to the Company’s 2006 Bonus Plan, with 50% of the bonus based on the extent to which the Company achieves specified revenue targets, and the remaining 50% based on the extent to which the Company achieves specified net income targets. The stock option award will be issued pursuant to the Company’s 2003 Stock Option Plan, as amended, priced at fair market value on the date of grant with a 7-year life and 4-year vesting schedule.

Under the terms of Mr. Baron’s agreement with the Company, he may terminate his employment with or without cause (as defined therein) at any time. In the event that the Company terminates Mr. Baron’s employment other than for cause, death or disability, the Company is obligated to pay him, in lump sum, one year in salary and prorated bonus and to continue his benefits (as defined therein) for one year, subject to benefit plan restrictions; and in the event of a change of control (as defined therein) of the Company, the Company is further obligated to accelerate the vesting of all of Mr. Baron’s stock options, not otherwise vested, to purchase the Company’s Common Stock. In addition, upon such change of control, Mr. Baron shall be entitled to receive the benefits described in the foregoing sentence only if (i) he is terminated other than for cause, (ii) he resigns his/her employment within 60 days after the change of control because neither the Company nor the other party to the change of control (the “Buyer”) offers him a position with comparable responsibilities, authority, location and compensation or (iii) he is employed by the Company or the Buyer, or a division or subsidiary thereof, for one year after the date of the change in control. Mr. Baron has also agreed to a customary nondisclosure covenant and a covenant that, during his employment and for a period of one year thereafter, Mr. Baron will neither compete with the Company nor solicit any customer, vendor, supplier or employee to terminate their relationship with the Company.

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 26, 2006, eResearchTechnology, Inc. issued a press release reporting its results of operations for the quarter ended March 31, 2006 and providing financial guidance for the second quarter and fiscal 2006. A copy of that press release is filed herewith as Exhibit 99.1 and incorporated by reference herein.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS;
ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On April 25, 2006, the Board of Directors of the Company appointed Mr. Baron to serve as Executive Vice President and Chief Financial Officer of the Company, effective May 17, 2006. Item 1.01 provides information related to his compensation arrangement with the Company. Since 2000, Mr. Baron has served as Vice President Finance and Chief Financial Officer for Animas Corporation, a manufacturer and distributor of insulin infusion pumps. Animas Corporation was recently sold to Johnson & Johnson. Prior to joining Animas, Mr. Baron served as the chief financial officer of three other corporations and has spent eleven years in public accounting. Mr. Baron is a Certified Public Accountant.

Mr. Baron will succeed Bruce Johnson as the Company’s Executive Vice President and Chief Financial Officer. Effective May 17, 2006, Mr. Johnson will cease to serve as the Company’s Executive Vice President and Chief Financial Officer and will serve in a limited capacity with the Company for the remainder of 2006, primarily to assist with the transition.

A copy of the Company’s press release issued on April 26, 2006 announcing Mr. Baron’s appointment is filed herewith as Exhibit 99.2.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	Press release dated April 26, 2006 of eResearchTechnology, Inc. regarding the Company’s results of operations for the first quarter of 2006.

Exhibit 99.2	Press release dated April 26, 2006 of eResearchTechnology, Inc. regarding Mr. Baron’s appointment as the Company’s Executive Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc.
(Registrant)

Date: April 26, 2006	By: /s/ Bruce Johnson

Bruce Johnson Executive Vice President and Chief Financial Officer